EXHIBIT 99

SUPERIOR BANCORP AGREES TO THE EXCHANGE OF $7.5 MILLION TRUST
PREFERRED SECURITIES FOR COMMON STOCK

Birmingham, AL, Jan 21, 2010, Superior Bancorp (NASDAQ: SUPR) today announced that it had secured agreements from the holders of $7.5 million of its currently outstanding non-pooled trust preferred securities to exchange those securities for newly issued common stock.

Jim White, CFO of Superior Bancorp, said, “While Superior has always been ‘well capitalized,’ we believe that the uncertain economic environment in which we find ourselves warrants taking advantage of every opportunity to strengthen our common equity. These current transactions are the third step in a logical series of steps to further improve our equity capital base. Our goal in this process is to build a capital base at Superior that is unassailable, and puts us in the position of being able to be a leader in the recovery of the economy in both of our key markets – Florida and Alabama.”

Superior expects to record a net after-tax gain of $1.8 million ($0.15/share) upon exchange of the trust preferred securities. The ultimate effect of the transactions will be to increase tangible common equity of the Company by approximately $6.5 million, consisting of both the increase in equity upon recording the gain, and the value of the newly issued shares.

These transactions follow a similar securities exchange completed in December 2009 in which Superior exchanged newly issued trust preferred securities for its preferred stock then held by the U. S. Treasury, and realized a $22.4 million net gain in a unique conversion that resulted in an increase in tangible book value of approximately $1.90/share.

Also, Superior earlier received shareholder approval for an increase in authorized shares from 20 million to 200 million at a special shareholders' meeting held on November 19, 2009.

All of these activities have been undertaken by Superior in a multi-phased program to increase its equity capital base. At September 30, 2009, Superior Bank had capital ratios well in excess of those necessary to maintain “well capitalized” status, with a Total Risk Based Capital Ratio of 11.27%, and a Core Capital Ratio of 8.32%.

Keefe, Bruyette & Woods served as an advisor to Superior Bancorp in this transaction.

About Superior Bancorp

Superior Bancorp is a $3.2 billion thrift holding company headquartered in Birmingham, and the second largest bank holding company in Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank that currently has 73 branches, with 45 locations throughout the state of Alabama and 28 locations in Florida. Superior Bank also operates 24 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume,” “goal” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that have been and may continue to be introduced by the new Presidential administration and related regulatory actions.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656